                                                                   Exhibit 10.23
                                                                   -------------

                          UNITED STATES DISTRICT COURT
                            DISTRICT OF CONNECTICUT


---------------------------------------------
                                             )
IN RE FIRST CONSTITUTION                     ) MASTER FILE NO.
SHAREHOLDERS LITIGATION                      ) N-90-111 (GLG)
                                             )
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                                             )
THIS DOCUMENT RELATES TO:                    )
ALL ACTIONS                                  ) May 28, 1996
                                             )
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                    STIPULATION AND AGREEMENT OF SETTLEMENT
                    ---------------------------------------


     Plaintiffs (as that term is defined below), on their behalf and on behalf of all members of the Settlement Class (as that term is defined below), and defendants Aristotle Corporation (formerly known as First Constitution Financial Corporation) ("First Constitution" or the "Company"), Walter R. Miller, Jr. ("Miller"), Josiah B. Venter ("Venter"), George H. Brooks-Gonyer ("Brooks-Gonyer"), and John A. Rourke ("Rourke"), by and through their respective counsel, hereby enter into the following Stipulation and Agreement of Settlement (the "Stipulation" or "Settlement Agreement") dated as of the 28 day of May, 1996, pursuant to the terms and conditions set forth below and subject to the approval of the United States District Court for the District of Connecticut (the "Court").

     WHEREAS the parties acknowledge that:

     A. The terms below shall have the following meanings for the purpose of this Stipulation:

          (1) "Defendants" shall refer to First Constitution, Miller, Venter, Brooks-Gonyer and Rourke;

          (2) "Individual Defendants" means Miller, Venter, Brooks-Gonyer and Rourke;

          (3) "Settlement Administrator" shall mean David Berdon & Company or such other person or entity as Plaintiffs' Executive Committee may determine to retain to administer the proposed settlement herein;

          (4) "Settlement Class" shall be all persons who purchased First Constitution's common stock during the Class Period. Excluded from the Settlement Class are: (a) Defendants; (b) Officers and directors of First Constitution and its subsidiaries (as of the Class Period defined below); (c) Members of the immediate families of any of the Individual Defendants; and (d) Any employee, representative, subsidiary, affiliate or controlled person of First Constitution and its subsidiaries;

          (5) "Settlement Class Period" or "Class Period" shall be January 25, 1989 through and including April 5, 1990;

          (6) "Settlement Class Member" or "Member of the Settlement Class" or "Class Member" means a person who falls within the definition of Settlement Class as set forth in (P)A(4) of this Stipulation;

          (7) "Class Representatives" and "Plaintiffs" shall mean Norman Silverberg, Lee Weiner, Saul Abrams and Laura R. DiBiase;

          (8) "Eligible Claim" shall be a valid claim filed by a Class Member in connection with the proposed Settlement;

          (9) "Litigation" refers to the Consolidated Action captioned In re
                                                                       -----
First Constitution Shareholders Litigation, Civil Action No. 3:90CV111 (GLG),
------------------------------------------
pending in the United States District Court for the District of Connecticut and each separate action consolidated thereunder;

          (10) "Settlement" shall be the terms and conditions set forth in this Stipulation;

          (11) "Released Parties" means collectively, each and all of the Defendants, or any of them, or any of their present or former officers, directors, managing directors, employees, agents, attorneys, financial advisors, insurers, representatives, affiliates, associates, parents, subsidiaries, general and limited partners and partnerships, heirs, executors, administrators, successors and assigns;

          (12) "Released Claims" shall collectively mean any and all claims or causes of action that have been or could have been asserted by the Plaintiffs or the Settlement Class Members, or any of them, against the Released Parties based upon or related to any of the acts, transactions or occurrences alleged in the Consolidated Complaint;

          (13) "Class Counsel" or "Plaintiffs' Counsel" means the law firms Koskoff Koskoff & Bieder, P.C., Lowey Dannenberg Bemporad & Selinger, P.C., Law Firm of Harvey Greenfield, Warren P. Joblin, Barrack Rodos & Bacine, and Abbey & Ellis;

          (14) "Consolidated Complaint" means the consolidated complaint filed on August 3, 1990;

          (15) "Plaintiffs' Executive Committee" means the law firms Koskoff Koskoff & Bieder, P.C., Lowey Dannenberg Bemporad & Selinger, P.C., Law Firm of Harvey Greenfield, and Warren P. Joblin;

          (16) "Settling Parties" means Plaintiffs and Defendants.

     B.  On March 8, 1990, Silverberg v. First Constitution, Inc., et al., No.
                           ----------------------------------------------
N-90-111-WWE was commenced in the United States District Court for the District of Connecticut. Subsequently, Weiner v. First Constitution, et al., No. B-90-
                               ------------------------------------
165-WWE was commenced on April 6, 1990 (the "Complaints"). On August 3, 1990, plaintiffs Silverberg and Weiner, joined by two additional plaintiffs, filed a Consolidated Complaint against the Defendants.

     C. Among other things, the Consolidated Complaint alleges that at the commencement of and during the Class Period, Defendants concealed First Constitution's actual financial condition from shareholders and prospective investors by making repeated false and misleading statements regarding, among other things, increases in First Constitution's loan loss provisions, the adequacy of its reserves, the terms and conditions of First Constitution's proposed merger with the WFRR Limited Partnership and the GHKM Corp., and the Company's prospects for profitability. Among other things, the Consolidated Complaint alleges that Defendants' purported conduct constitutes violations of Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 (the "Exchange Act") and Rule 1Ob-5 promulgated thereunder, and of the common law. Among other things, plaintiffs allege in the Consolidated Complaint that as a result of these alleged misrepresentations and omissions, the market price of First Constitution's common stock was artificially inflated during the Settlement Class Period, causing damage to persons and entities who purchased First Constitution common stock during such period.

     D. On September 10, 1990, Defendants collectively moved to dismiss the Consolidated Complaint on the grounds that it failed to state a claim upon which relief could be granted, failed to plead fraud with particularity and for lack of subject matter jurisdiction over pendent state claims.

     E. Judge Eginton denied the defendants' motion to dismiss on September 13, 1991. Defendants then filed a motion for reconsideration that was denied without prejudice on March 30, 1993 by Judge Cabranes.

     F. On February 14, 1994, pursuant to order of the Court, a second motion for reconsideration was filed by Defendants. After being fully briefed, this second motion was denied by Judge Cabranes on November 2, 1994.

     G. On December 5, 1994, Defendants served and filed an Answer to the Consolidated Complaint, wherein Defendants denied any and all allegations of wrongdoing and asserted affirmative defenses thereto.

     H. In response to an invitation from Defendants' Counsel to explore the possibility of settlement, Plaintiffs' Counsel made an initial demand for settlement on March 19, 1992 and discussions between the parties were held. Following the denial of Defendants' second motion for reconsideration, and continuing through much of 1995, Plaintiffs' Counsel engaged in intensive arms-length negotiations with the various counsel for Defendants with respect to the settlement of the Released Claims against all of the Released Parties.

     I. Plaintiffs' Counsel state that they have made a thorough study of the legal principles applicable to the Released Claims and have carefully reviewed the entire case, and have determined that it is fair, reasonable, adequate and in the best interests of the Settlement Class to settle the Released Claims against the Released Parties in this Litigation on the terms and conditions hereinafter set forth. Plaintiffs' Counsel believe that the claims asserted in the Consolidated Complaint have merit. In evaluating the proposed settlement provided for herein, Plaintiffs and their counsel have considered the expense and length of continued proceedings necessary to prosecute the litigation through trial, the stage of the proceedings the parties are currently in, the uncertainties of the outcome of this complex litigation, First Constitution's liquidation, the difficulty in proving damages, the fact that resolution, whenever and however determined, of the Released Claims would likely be submitted for appellate review as a consequence of which it may be many years until there would be a final adjudication of the claims and defenses asserted, and the substantial benefit provided by the proposed Settlement Agreement. Based upon these considerations, Plaintiffs and their counsel have concluded that it is in the best interests of the Settlement Class to settle the Litigation on the terms set forth herein.

     J. Defendants have denied and continue to deny each and all of the material allegations in the Consolidated Complaint. Defendants expressly have denied and continue to deny all charges of wrongdoing or liability arising out of any of the conduct, statements, acts or omissions alleged, or that could have been alleged, against them in the Litigation. Defendants, while denying all wrongdoing of any kind whatsoever and denying all liability to Plaintiffs or the Settlement Class, also consider it desirable that the Litigation be dismissed on the terms set forth herein in order to avoid further expense, to dispose of burdensome and protracted litigation.

     K. Class Counsel have analyzed the evidence, including documents produced by Defendants in discovery, consulted with an expert on damages and researched the applicable law with respect to the claims of Plaintiffs and the Class against the Defendants and the potential defenses thereto.

     NOW, THEREFORE, IT IS HEREBY STIPULATED AND AGREED by and among Plaintiffs, on behalf of themselves and the members of the Settlement Class, and Defendants, acting through their respective counsel, and subject to all of the terms and conditions set forth herein and the approval of the Court pursuant to Rule 23(e) of the Federal Rules of Civil Procedure, that the Litigation as well as any and all of the Released Claims against any of the Released Parties be, and hereby are, compromised, settled and dismissed with prejudice upon and subject to the terms and conditions hereinafter set forth:

                                   DISCLAIMER
                                   ----------

     1. Neither this Stipulation nor any of its provisions, nor any of the negotiations or proceedings connected with it, nor the Settlement when and if consummated, nor any action taken in accordance with the terms set forth herein shall be construed as or deemed to be evidence of (a) a lack of merit to the Litigation, or (b) any liability or wrongdoing whatsoever. Each of the Defendants hereby expressly denies and disclaims any liability or wrongdoing whatsoever. Neither this Stipulation, nor the fact of its execution, nor any of its provisions, nor any of the negotiations or proceedings connected with it, nor the Settlement when and if consummated, nor any action taken in accordance with the terms set forth herein shall be offered or received in evidence in any litigation or proceeding of any nature, or otherwise referred to or used in any manner in any court or other tribunal, except to enforce the terms hereof.

                                 EFFECTIVE DATE
                                 --------------

     2. The Settlement Agreement shall not become effective until the first date (the "Effective Date") that each and every one of the following conditions has been satisfied, unless one or more of such conditions are expressly waived in writing by

Defendants:

          (a) The entry by the Court of the Order of Preliminary Approval substantially in the form annexed hereto as Exhibit A (the "Preliminary Approval Order") and as more fully described in Paragraph 11 below;
          (b) The approval by the Court of the Settlement, following notice to Settlement Class Members and a hearing as prescribed by Rule 23 of the Federal Rules of Civil Procedure;
          (c) Approval and Final Judgment and Order of Dismissal substantially in the form annexed hereto as Exhibit E (the "Final Approval Order and Judgment") and as more fully described in Paragraph 12 below;
          (d) The Final Approval Order and Judgment shall have become a final judgment, that is, not reversed or substantially modified on appeal and no longer subject to further review either by the expiration of the time to appeal therefrom without any appeal having been taken or, if an appeal is taken, by the determination of the appeal by the highest court to which such appeal may be taken in such a manner as to permit the consummation of the Settlement embodied herein in accordance with the terms and conditions of this Stipulation. For purposes of this subparagraph, an "appeal" shall include any petition for a writ of certiorari that may be filed in connection with approval or disapproval of this Settlement; and

          (e) Defendants receive confirmation that members of the Class constituting more than a certain number of shares traded during the Class Period, which number is specified in a separate document, have not properly requested exclusion from the Class.
     3. In the event that the Settlement does not become effective because any of the conditions set forth in Paragraph 2 above is not satisfied or is waived, or for any other reason, or in the event that the Court modifies or refuses to approve any material part of the Stipulation, or if, on appeal, an appellate court materially modifies the Final Approval Order and Judgment or the terms of the Stipulation, unless all parties hereto promptly agree in writing to proceed with the Settlement effected by this Stipulation as and if modified after the determination of the Court or an appellate court, then: (a) this Stipulation shall become null and void, and of no further force and effect; (b) this Stipulation and all negotiations, statements, releases, communications and proceedings relating thereto shall be without prejudice to the rights of any and all parties hereto, shall not be used for any purpose whatsoever in any subsequent proceeding in the action or in any other litigation in any court or tribunal, and shall not be construed to be an admission or concession by any party hereto; and (c) the Settling Parties shall be restored to their respective positions existing prior to the execution of this Stipulation except as provided in Paragraph 5 below. Neither a modification by the Court, nor a reversal on appeal, of any award of attorneys' fees and reimbursement of expenses to Plaintiff's Counsel, or of any proposed plan of allocation of the Settlement Fund, as hereinafter defined, among the Settlement Class members, shall be deemed to be a modification of a material part of this Stipulation.

                              TERMS OF SETTLEMENT
                              -------------------

     4. The Settlement Fund is comprised of cash in the amount of $2,250,000 (the "Settlement Consideration") plus interest payable thereon ("Gross Settlement Consideration"). Within ten (10) business days of the execution of this Stipulation, the Gross Settlement Consideration will be deposited on behalf of the Defendants in an interest bearing escrow account ("Escrow Account") with the Settlement Administrator designated as Escrow Agent pending Court approval of the Settlement. Any interest accrued shall be included in the Gross Settlement Consideration. The escrow account shall be paid to Koskoff Koskoff & Bieder P.C., as Chairman of Plaintiffs' Executive Committee, within three (3) business days following the Effective Date. In the event that the Settlement does not become effective as is described in Paragraph 3, the amounts then remaining in the Escrow Account shall be returned to the person or entity depositing the funds.
     5. Upon entry of the Preliminary Approval Order, Defendants' Counsel shall cause to be deposited from the Escrow Account, the sum of $50,000.00 into an account designated by Plaintiffs' Counsel (the "Settlement Notice and Administration

Fund"). Plaintiffs' Counsel shall be permitted to use the Settlement Notice and Administration Fund to pay costs incurred in connection with administration of the Settlement and for giving notice to the Settlement Class Members in accordance with the terms of the Preliminary Approval Order; provided, however, that prior to entry of a Final Order and Judgment by the Court, Plaintiffs' Counsel shall submit to the Court an Affidavit in which Plaintiffs' Counsel shall provide a detailed accounting of any expenditures from the Settlement Notice and Administration Fund, and such expenditures shall be approved by the Court as reasonable. If, for any reason, the Effective Date does not occur, then any remaining monies paid by depositing parties pursuant to this subparagraph shall be immediately returned to the depositing parties.
     6. Plaintiffs' Counsel may file an application for an award of attorneys' fees and reimbursement of expenses (the "Fee Petition") to be considered by the Court at the time of the final hearing by the Court to approve the Settlement ("Final Settlement Hearing"). Plaintiffs' Counsel shall apply for fees not to exceed 30 percent of the Gross Settlement Consideration, as set forth herein, plus reimbursement of costs and expenses. Any such fees and expenses as awarded by the Court shall be payable within five (5) business days after an Order or Judgment of the Court approving such payment has become final and no longer subject to appellate review. The attorneys' fees, costs and disbursements awarded by the court shall accrue interest from the date the

Settlement Fund is established until it is paid out to Plaintiffs' Counsel at the same rate as the Settlement Fund earned interest, unless otherwise provided by the Court.
     7. Except for the deposit into the Settlement Notice and Administration Fund pursuant to Paragraph 5, Defendants shall have no responsibility for any settlement administration costs, or for Plaintiffs' Counsel's attorneys' fees, costs or expenses, of any sort whatsoever. Defendants shall have no responsibility or liability with respect to the administration of claims, including without limitation, determinations as to the claims of Settlement Class Members and distributions pursuant thereto.
     8. If this Stipulation is terminated or any material part thereof is not approved, or becomes null and void, or if approval is reversed on appeal, or if any material part of the Stipulation or Judgment is modified by the Court or an appellate court or if the Settlement does not become effective for any other reason, including but not limited to the reasons set forth in Paragraph 2, all consideration paid by Defendants in any form, and any interest, less the amount representing the costs of notice of the Settlement or other administrative costs necessarily disburse or owing prior to the Settlement's not receiving final approval, shall be returned to the depositing party.
     9. After the Effective Date, Koskoff Koskoff & Bieder, P.C. shall have the authority and obligation as a fiduciary to maintain, and make distributions from, the Settlement Fund in accordance with this Stipulation and orders of the Court.

     10. After the Effective Date, the Settlement Fund shall be used to make payment on the claims submitted by Settlement Class members calculated in accordance with the methodology set out in Paragraph 15 hereof, and on the attorneys' fees and costs awarded.

                        PRELIMINARY APPROVAL AND NOTICE
                        -------------------------------

     11. Promptly following execution of this Stipulation, Plaintiffs' Counsel and Defendants' Counsel shall jointly apply to the Court for the entry of the Preliminary Approval Order in the form attached hereto as Exhibit A, which shall:
           (a) Grant preliminary approval of the Settlement;
           (b) Certify, preliminarily, the Class for settlement purposes only;
           (c) Set the time and date of the Final Settlement Hearing to rule on:
(i) whether the proposed Settlement should be approved as fair, reasonable and adequate as to Settlement Class Members; and (ii) the Fee Petition.
           (d) Approve as to form and content the proposed Notice of Pendency and Settlement of Class Action, attached hereto as Exhibit B (the "Notice"); the Summary Notice of Class Action Determination and Hearing on Class Action Settlement attached hereto as Exhibit C (the "Summary Notice"); and the Proof of Claim and Release form attached hereto as Exhibit D;
           (e) Direct the mailing of the Notice to the Class Members by first class mail;

          (f) Direct the publication of the Summary Notice once in the national edition of The Wall Street Journal;
           -----------------------

          (g) Determine that the manner of notice set forth in the Preliminary Approval Order complies with the requirements of Rules 23(c) (2) and 23(e) of the Federal Rules of Civil Procedure and due process, and constitutes the best notice practicable under the circumstances;

          (h) Prescribe a period of time during which Settlement Class Members may file requests to be excluded from the Settlement Class;

          (i) Prescribe a period of time during which Settlement Class Members may serve written objections to the Settlement and the Fee Petition;

          (j) Prescribe a period of time during which Settlement Class Members must file Proof of Claim and Release forms in order to participate in distribution of the Settlement Fund;

          (k) Provide that members of the Settlement Class shall be barred from any claims against Defendants; and

          (l) Prohibit Settlement Class Members from instituting or commencing any claim which has been or could have been asserted in the Litigation, pending further order of the Court.

                                FINAL APPROVAL
                                --------------

     12. If the Court approves this Settlement, then the Settling Parties shall seek entry of the Final Approval Order and Judgment, substantially in the form set forth in Exhibit E hereto, which shall include provisions:

          (a) Approving the Settlement and its terms as being a fair, reasonable and adequate settlement of the Litigation and directing consummation pursuant to its terms;

          (b) Dismissing the Consolidated Complaint, with prejudice and in full and final discharge of any and all Released Claims as against each of the Defendants;

          (c) Reserving jurisdiction over all further proceedings concerning the administration and consummation of this Settlement;

          (d) Permanently barring and enjoining the institution and prosecution, either directly or representatively, of any other action in any court in any jurisdiction asserting any Class Claims.

                           SETTLEMENT ADMINISTRATION
                           -------------------------

     13. Plaintiffs' Counsel have retained a Settlement Administrator for the purpose of administering the Settlement and determining the amount and validity of the claims of Settlement Class Members. The expenses of the Settlement Administrator shall be paid only from the Settlement Fund.

     14. For the purpose of determining the extent to which a Settlement Class Member asserting a claim ("Claimant" and "Claim") shall be entitled to receive payment or distribution from the Settlement Fund, a Proof of Claim and Release in the form attached as Exhibit D hereto shall be timely filed by each Claimant. Each Claimant shall execute a release in form and content substantially as set out in the Proof of Claim and

Release (the "Release"). The Release shall be effective as of the Effective
Date.

     15. All Claims shall be submitted to the Settlement Administrator, who shall make the initial determination as to the validity of each Claim ("Eligible Shares"). The Settlement Administrator will calculate the eligible amount for each valid Claim in accordance with the following procedures and criteria:

          (a) the eligible amount of each Claim shall be determined by subtracting from the purchase price, net of any commissions or fees, of each Claimant's Eligible Shares the amount received on the sale of Eligible Shares, net of any commissions or fees, that were sold on or before April 5, 1990. For shares purchased during the Class Period and held after April 5, 1990, a value of $5.50 will be used as the subtracting amount. If the eligible amount of any claim is less than zero, the holder of such Claim shall not be considered a Claimant and cannot participate in the Settlement Fund.

          (b) In processing Claims, the first-in, first-out basis ("FIFO") will be applied to both purchases and sales. The sales of Eligible Shares will be matched in chronological order against the purchases of Eligible Shares during the Class Period. Resulting match-ups which show a gain will be omitted in calculating the eligible amount of each Claim.

          (c) Each Claimant shall receive a proportionate share of the Net Settlement Fund determined by the ratio that each

Claimant's aggregate eligible amount bears to the aggregate of all Claimants' eligible amounts.

          (d) The determinations of the Settlement Administrator shall be subject to review and approval by the Court, as part of the Court's review and approval of a proposed Order of Distribution as provided in Paragraph 19 hereof. Neither Defendants nor their counsel or insurers shall have any responsibility or liability with respect to the administration of Claims by the Settlement Administrator, nor shall they have any right to challenge any Claims.

                 ADMINISTERING CLAIMS OF AUTHORIZED CLAIMANTS
                 --------------------------------------------

     16. For purposes of determining the extent, if any, to which any person shall be entitled to be treated as an Authorized Claimant pursuant to this Stipulation, the following conditions shall apply:

          (a) Each person claiming to be an Authorized Claimant shall be required to submit a separate Proof of Claim signed under penalty of perjury and supported by such documents as are specified in the Proof of Claim.

          (b) All Proofs of Claim must be delivered or postmarked no later than the date set forth in the Hearing Order, unless such date shall be extended by the Federal Court. Any member of the Class from whom a Proof of Claim is not timely received shall forever be barred from receiving any payments pursuant to this Stipulation, but will in all other respects be subject to the provisions of the Stipulation and the Final

Judgment of Dismissal entered in accordance with this Stipulation.

          (c) Each Proof of Claim shall be submitted to and reviewed by the Claims Administrator, who shall determine in accordance with this Stipulation the extent, if any, to which each claim shall be allowed, subject to review by the Court pursuant to paragraph 16(d) of this Stipulation.

          (d) Proofs of Claim that do not meet the filing requirements shall be rejected. Prior to the rejection of a Proof of Claim, the Claims Administrator shall communicate with Claimants in order to afford them an opportunity to remedy deficiencies in Proofs of Claims submitted. The Claims Administrator shall notify, in a timely fashion and in writing, all Claimants whose Proofs of Claims it proposes to reject, in whole or in part, setting forth the reasons therefor, and shall indicate in such notice that the Claimant whose claim is to be rejected has the right to a review by the Court if the Claimant so desires and complies with the requirements of paragraph 16(e) of this Stipulation.

          (e) If any Claimant whose claim has been rejected in whole or in part, desires to contest such rejection, the Claimant must, within twenty (20) days after the date of mailing of the notice required in paragraph 16(d) of this Stipulation, serve upon the Claims Administrator a notice and statement of reasons indicating the Claimant's grounds for contesting the rejection along with any supporting documentation, and requesting a review thereof by the Court. If a dispute concerning a claim cannot be otherwise resolved, the Chairman of the Executive Committee of plaintiffs' Counsel or his designee shall thereafter present the request for review to the Court.

     17.  For purposes of determining the validity of a Proof of Claim:

          (a) A purchase or sale of First Constitution shares shall be deemed to have occurred on the "contract" or "trade" date as opposed to the "settlement" or "payment" date.

          (b) Brokerage commissions and transaction charges incurred shall not be included in the purchase or sale prices used for purposes of calculating an Authorized Claimant's Recognized Loss.

     18. No Person shall have any claim against Plaintiffs' Counsel or any Claims Administrator or other agent designated by Plaintiffs' Counsel, or Defendants or their counsel, in connection with the claims administration, processing, or distributions made substantially in accordance with this Stipulation and the Settlement contained herein, or further Orders of the Court.

                                 DISTRIBUTION
                                 ------------

     19. After the Effective Date of the Settlement, and after all the Claims have been resolved by the Settlement Administrator to the extent possible, Plaintiffs' Counsel shall submit to the Court for approval a proposed order of distribution of the Settlement Fund ("Order of Distribution") to those Claimants eligible to receive such distribution. Plaintiffs' Counsel shall also bring to the attention of the Court at that time the unresolved disputes, if any, as to the Claims, and shall ask the Court to resolve any such disputes.

     20. No distribution of the Settlement Fund pursuant to the Order of Distribution shall be made until the Effective Date.

                                    RELEASE
                                    -------

     21. Upon the Effective Date of this Settlement, as defined in Paragraph 2 above, the Plaintiffs and all Members of the Settlement Class who have not properly and timely excluded themselves from the Settlement Class, on behalf of themselves, their agents, heirs, executors and administrators, successors and assigns, for good and sufficient consideration, shall be deemed to have released and forever discharged as by an instrument under seal, each and all of the Released Parties from any and all Released Claims; provided however that this release is not intended to release Defendants from their obligations under this Stipulation.

                                 OTHER MATTERS
                                 -------------

     22. The parties hereto and their attorneys agree to cooperate fully with one another in seeking Court approval of this Stipulation and to use their best efforts to effect the consummation of this Stipulation and the Settlement provided for herein.

     23. The Settling Parties and the Settlement Administrator agree to take all steps necessary to qualify the Settlement Fund at all material times as a "qualified settlement fund" within the meaning of Treas. Reg. Section 1.468B-1. In addition, the Settlement Administrator, and as required, the Settling Parties, shall jointly and timely make the "relation back election" (as defined in Treas. Regs. Section 1.468B-1) back to the earliest permitted date as is necessary or advisable to carry out the provisions of this paragraph. Such election shall be made in compliance with the procedures and requirements contained in such regulations.

          (a) For the purpose of Treas. Regs. Section 1.468B-1, the Settlement Administrator shall oversee the timely and proper filing of all appropriate information and other tax returns on behalf of the Settlement Fund, including without limitation, the returns described in Treas. Reg. Section 1.468B-2(k). Such returns shall reflect that all taxes (including any interest or penalties) on the income earned by the Settlement Amount shall be paid out of the Settlement Fund.

          (b) All taxes, including any interest or penalties, arising with respect to the income earned by the Settlement Fund ("Taxes") and all reasonable expenses and costs incurred in connection with the operation and implementation of this paragraph, including without limitation, reasonable expenses of preparation, such as tax attorneys' and accountants' fees, reasonable mailing and distribution costs, and reasonable expenses related to filing the returns described in this paragraph ("Tax Expenses") shall be paid out of the Settlement

Fund; in all events, the Defendants and their insurers shall have no liability or responsibility for the Taxes or the Tax Expenses. Further, the Taxes and the Tax Expenses shall be treated as, and considered to be, a cost of administration of the Settlement and shall be timely paid out of the Settlement Fund without prior order of the Court.

          (c) The Settlement Administrator shall be authorized and responsible for (notwithstanding anything herein to the contrary) withholding from distribution to Settlement Class Members any funds necessary to pay all Taxes and Tax Expenses. The Settlement Administrator is also authorized and responsible for withholding and depositing with the appropriate taxing authorities any amounts that may be required to be withheld under Treas. Regs.
Section 1.468B-2(1)(2), and the Defendants shall have no responsibility therefor. Amounts withheld and deposited with respect to any Plaintiff or Settlement Class Member pursuant to the foregoing sentence shall be accounted for as a distribution to such Plaintiff or Class Member. The Settling Parties agree to cooperate with the Settlement Administrator and their respective tax attorneys and accountants to the extent reasonably necessary to carry out the provisions of the paragraph.

     24. This Stipulation, including the Exhibits hereto, shall be binding on and inure to the benefit of the parties hereto, including all Settlement Class Members, and their respective heirs, successors, assigns, executors and administrators, and upon any corporation or other entity into or with which any party hereto may merge or consolidate.

     25. All of the Exhibits attached hereto are incorporated herein by reference as if set forth verbatim, and the terms of all Exhibits are expressly made a part of this Stipulation.

     26. The waiver by any party hereto of any breach of this Stipulation shall not be deemed or construed as a waiver of any other breach, whether prior, subsequent, or contemporaneous, of this Stipulation.

     27.  This Stipulation may be executed in counterparts.

     28. This Stipulation and the Settlement is not a concession or admission of wrongdoing or liability by any person, and shall not be used or construed as an admission of any fault, omission, liability, or wrongdoing on the part of any party hereto in any statement, release, or written document, or financial report issued, filed or made. Neither this Stipulation, nor the Exhibits hereto, nor the fact of settlement, nor any settlement negotiations or discussions, nor the judgment entered in the Actions, nor any related document shall be offered or received in evidence as an admission, concession, presumption, or inference against any party hereto in any proceeding other than such a proceeding as may be necessary to consummate or enforce this Stipulation and the Settlement.

     29. In the event of any dispute or disagreement with respect to the meaning, effect, or interpretation of the Stipulation or an attached Exhibit, or in the event of a claimed breach of this Stipulation or an attached Exhibit, the parties hereto agree that such dispute will be adjudicated only in the United States District Court for the District of Connecticut (the "Federal Court"). The Final Judgment of Dismissal shall provide that the Federal Court shall retain jurisdiction for the purposes, among other things, of administering the Settlement and resolving any dispute hereunder and awarding Plaintiffs' Counsel attorneys' fees and reimbursing their expenses.

     30. This Stipulation, the attached Exhibits, and the Supplemental Agreement referred to herein, represent the entire agreement between the parties hereto, supersede any prior agreements, orders of Court or understandings between the parties with respect to the subject matter hereof, and shall not be modified unless in writing.

     31. This Stipulation and any of the Exhibits hereto my be amended or modified by a written instrument signed by Plaintiffs' Counsel and Defendants' Counsel, with the consent of the Court, without further notice to the Class unless the Court requires such notice.

     32. This Stipulation, including releases provided for herein, shall be governed by the laws of the State of Connecticut without regard to its conflicts of laws principles.

Dated: May 28, 1996


                                    THE PLAINTIFFS
                                    --------------


                                    BY: /s/ Richard A. Bieder
                                       ----------------------------
                                    Richard A. Bieder (ot# 04208)
                                    KOSKOFF KOSKOFF & BIEDER, P.C.
                                    350 Fairfield Avenue
                                    Bridgeport, CT 06604
                                    (203) 336-4421

                                    Plaintiffs' Executive Committee Chairman

                                    Richard Bemporad
                                    LOWEY DANNENBERG BEMPORAD
                                     & SELINGER, P.C.
                                    747 Third Avenue
                                    New York, NY 10017
                                    (212) 759-1504

                                    Harvey Greenfield
                                    LAW FIRM OF HARVEY GREENFIELD
                                    10 East 40th Street,
                                    44th Floor
                                    New York, NY 10017

                                    WARREN P. JOBLIN
                                    164 Kings Highway North
                                    Westport, CT 06880
                                    (203) 226-7774

                                    Plaintiffs' Executive Committee Members

                                    Leonard Barrack
                                    Gerald J. Rodos
                                    Jeffrey W. Golan
                                    BARRACK RODOS & BACINE
                                    3300 Two Commerce Square
                                    2001 Market Street
                                    Philadelphia, PA 19103
                                    (215) 963-0600

                                    - and -

                                    Mark C. Gardy
                                    ABBEY & ELLIS
                                    212 East 39th Street
                                    New York, NY 10016
                                    (212) 889-3700

                                    Counsel for Plaintiffs
                                    and the Class

                                    THE DEFENDANTS
                                    WALTER R. MILLER, JR.,
                                    JOSIAH B. VENTER,
                                    GEORGE H. BROOKS-GONYER,
                                    AND JOHN A. ROURKE



                                    BY: /s/ Timothy G. Ronan
                                       ------------------------------
                                    Timothy G. Ronan (ct# 06310)
                                    Stephen J. Curley (ct# 09821)
                                    Cummings & Lockwood
                                    Four Stamford Plaza
                                    P.O. Box 120
                                    Stamford, CT 06904
                                    (203) 351-4362

                                    THE DEFENDANT ARISTOTLE CORPORATION
                                    formerly known as
                                    FIRST CONSTITUTION
                                    FINANCIAL CORPORATION



                                    BY: /s/ Edward V. O'Hanlan
                                       ------------------------------
                                    Edward V. O'Hanlan (ct# 00522)
                                    O'ROURKE & O'HANLAN
                                    27 Pine Street
                                    New Canaan, CT 06840
                                    (203) 966-6664

OF COUNSEL:

Jay B. Kasner (ct# 05025)
SKADDEN, ARPS, SLATE,
 MEAGHER & FLOM
919 Third Avenue
New York, NY 10022
(212) 735-3000